Exhibit 5.1

January 28, 2021

Mason Industrial Technology, Inc.

110 E. 59th Street

New York, NY 10022

Re: Mason Industrial Technology, Inc.

Ladies and Gentlemen:

We have acted as special counsel for Mason Industrial Technology, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form S-1 (the “462(b) Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer and sale by the Company of up to 5,750,000 units, including up to an additional 750,000 units that the underwriters will have a right to purchase from the Company to cover over-allotment options (the “Units”), of the Company, each such Unit consisting of one share of Class A common stock of the Company, par value $0.0001 per share (“Common Stock”), and one-third of one warrant of the Company (each whole warrant, a “Warrant”). The 462(b) Registration Statement relates to the Company’s Registration Statement on Form S-1, as amended (File No. 333-252051) (the “Registration Statement”), initially filed by the Company on January 12, 2021, and amended by filings dated January 22, 2021 and January 27, 2021, which was declared effective by the Commission on January 28, 2021.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the exhibits to the Registration Statement in the form executed and delivered as of the date hereof, and the 462(b) Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

We have also examined such certificates, corporate and public records, agreements and instruments and other documents as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon certificates and oral or written statements and other information obtained from the Company. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinions expressed herein. Except as described, we have neither examined nor do we express any opinion with respect to Delaware law.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.

(a) The Units, when delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, and assuming the due authorization, execution and delivery thereof by Continental Stock Transfer & Trust Company, as transfer agent, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; (b) the Class A Shares included in the Units, when the Units are delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable; (c) the Warrants included in the Units, when the Units are delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, and assuming the due authorization, execution and delivery of such Warrants by the Warrant Agent, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (d) upon the payment to the Company of the Warrant Price (as defined in the Warrant Agreement) therefor, the shares of Class A common stock into which the Warrants are exercisable will be validly issued, fully paid and non-assessable.

Each opinion with respect to the Units and the Warrants being “valid and binding obligations of the Company enforceable against the Company in accordance with their terms” or similar language is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, to general equity principles and public policy considerations which may limit the right of parties to obtain certain remedies.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the 462(b) Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very yours truly,
/s/ Cadwalader, Wickersham & Taft LLP